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                                                                   Exhibit 10.10


               FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


This First Amendment to Employment Agreement by and between John M. Scanlon ("Executive") and Global Crossing Ltd., a Bermuda corporation ("Company") is entered into as of September 27, 1999 with reference to the following:

A. WHEREAS, Executive and Global Crossing Ltd., a Cayman Island corporation, Company's predecessor-in-interest, entered into that certain Employment Agreement dated as of April 1, 1998 (the "Agreement"); and

B. WHEREAS, the parties desire to amend and add to the Agreement in certain respects;

NOW, THEREFORE, for good and available consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. Paragraph 1 of the Agreement is amended to provide that the Term of the Agreement shall continue through and including April 1, 2001. Thereafter, the Agreement shall continue on a month-to-month basis. Either party may terminate the Agreement by providing written notice to the other party at least 30 days prior to expiration of the then-current Term, unless earlier terminated as provided in the Agreement.

2. Title. Paragraph 2 of the Agreement is amended to provide that Executive shall be employed by the Company as its Vice Chairman, reporting to Robert Annunziata, CEO of the Company. In addition, upon formation of a new Company subsidiary which is to be called Asia Global Crossing ("AGC")(or such other name as the Company may determine), Executive shall be named (a) CEO - Asia Global Crossing, reporting to Mr. Annunziata and Gary Winnick, Chairman of the Company, and (b) Director of AGC. Collectively, the titles set forth above shall be referred to herein as the "Titles."

3. Duties. Paragraph 2 of the Agreement is amended to provide that Executive shall devote his full-time attention and energies to the business of the Company and AGC; provided, however, that the foregoing shall not preclude Executive from engaging in charitable and community affairs and managing his personal passive investments. Executive shall perform such duties (the "Duties"), consistent with his Titles, as are assigned to him from time to time by the Chairman, CEO or Board of the Company and/or the Board of AGC. Such duties shall include, but are not limited to, (a) responsibility for all aspects of the Company's business in Asia, (b) establishing and operating the AGC organization, (c) completing the "Sapphire" transaction, and (d) using reasonable efforts to recruit a suitable replacement to take over the position of CEO of AGC in April 2001.

4. Quarterly Payments. Subject to satisfactory performance of the Duties and completion of milestones which may from time to time be established by the




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     Chairman, CEO or Board of the Company and/or the Board of AGC, in addition to the Salary and Bonus set forth in Paragraphs 3 and 4 of the Agreement, Executive shall receive quarterly payments equal to Twenty Five Thousand Dollars ($25,000), payable on the first day of January, April, July and October during the term hereof. The first payment shall be due on October 1, 1999.

5. AGC Stock Options. Company is currently forming AGC and anticipates that AGC will issue an initial public offering. In conjunction with the adoption of a stock option plan by the AGC Board of Directors, Executive shall be considered for a grant of options to purchase shares of AGC common stock in a number and at a strike price determined by the AGC Board of Directors.

6. Office Location and Travel. Executive will continue to have an office in Los Angeles, California. It is anticipated that Executive will travel frequently to and may spend extended periods in Asia. Executive shall travel from the United States to Asia via commercial air, first-class.

7. Spouse Travel. In addition to the travel arrangements set forth in the Agreement, the Company shall also reimburse Executive for one round-trip, first-class airfare per month for his spouse from Arizona or Los Angeles to AGC headquarters in Asia.

8. Non-Competition. Executive acknowledges and agrees that the Company has a legitimate interest in being protected from Executive providing consulting services to or being employed by an entity that provides long distance telecommunications services and/or local telecommunications services, including but not limited to, voice, video and data transmissions, in Asia (the "Business"). Executive and the Company have considered carefully how best to protect the legitimate interests of the Company without unreasonably restricting the economic interests of Executive and hereby agree to the following restrictions: In addition to the provisions of Paragraph 8 and 15 of the Agreement, during the Term of the Agreement and for a period of 24 months thereafter, Executive shall not, directly or indirectly, (a) conduct or engage in, or provide consultation to, or have a business association related to the Business with any person, firm, association, partnership, corporation or other entity which conducts or engages in, the Business, or (b) take any action, directly or indirectly, to finance, guarantee or provide any other material assistance to any person, firm, association, partnership, corporation or other entity which conducts or engages in the Business, or (c) influence or attempt to influence any person, firm, association, partnership, corporation or other entity who is a contracting party with the Company or its subsidiaries to terminate such contract except to the extent that Executive is acting on behalf of the Company in good faith.

                           [signature page to follow]


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Except as provided herein, the Agreement shall remain unchanged and in full force and effect. This First Amendment is entered into as the date first written above.


GLOBAL CROSSING LTD.,
A Bermuda corporation


By: /s/ Robert Annunziata
    ----------------------------
Name:   Robert Annunziata
      --------------------------
Title:  CEO
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/s/ John M. Scanlon                9/27/99
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JOHN M. SCANLON






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